AGREEMENT

Exhibit 4.10


PARTIES:

A. Richard D. Britt(Consultant)


B. ProCoreGroup Inc.
2250 Warrensville Center Road
University Hts. Ohio 44118(Company)


SUBJECT MATTER:

Consult, advise and counsel Company with respect to administrative and logistical issues.

TERMS:

1.00
Consultant agrees to provide consulting services as indicated in the above-referenced subject matter, and other services as requested by Company's management.
Consultant agrees to perform and implement logistical, administrative and operational task for company as and when requested for a 2 year period.
2.00
Consultant agrees to direct business opportunities to company whenever possible.

3.00
Company agrees to compensate Consultant with a sum of money equal to Two Hundred Thousand Shares of free trading company stock plus other compensation as companies management determines.

4.00
Both Company and Consultant agree to re-negotiate this agreement as Company achieves more success.


Agreed and accepted:




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an authorized representative for ProCoreGroup INC.


Agreed and accepted:




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Richard D. Britt


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